Hudson Pacific and Macerich Complete $700 Million Sale of One Westside and Westside Two
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LOS ANGELES (January 3, 2024)—Hudson Pacific Properties, Inc. (NYSE: HPP), a unique provider of end-to-end real estate solutions for tech and media tenants, and Macerich (NYSE: MAC), one of the nation’s leading owners, operators and developers of major retail and mixed-use properties in top markets, today announced the sale of One Westside and Westside Two in Los Angeles to the Regents of the University of California for $700 million before prorations and closing costs. Hudson Pacific held a 75% interest and Macerich a 25% interest in the joint venture that owned the assets, which total approximately 687,000 square feet.

“The opportunistic sale of One Westside and Westside Two significantly bolsters our balance sheet and we now have no debt maturities until year-end 2025,” said Victor Coleman, Chairman and CEO of Hudson Pacific. “We transformed the former Westside Pavilion mall into a multi-award winning, modern and flexible campus environment that attracted not one, but two distinct large-scale, high-quality end-users, a testament to our ability to create value through development expertise, commitment to quality and strong relationships.”

Macerich Chief Executive Officer Tom O’Hern noted that, “This transaction is an excellent example of how Macerich consistently makes the most of our opportunities to maximize value for our stakeholders. Net proceeds enable us to further deleverage and improve our liquidity profile, allowing us to more aggressively advance Macerich’s successful densification-diversification strategy, which adds new uses—from fitness, grocery and medical to residential, hotel, office and more—to our high-quality portfolio of Regional Town Centers in attractive U.S. markets.”

Hudson Pacific used net proceeds from the sale to repay amounts outstanding on its unsecured revolving credit facility. This transaction addresses the company’s debt maturities until December 2025, and further strengthens the company’s compliance with its unsecured revolving credit facility covenants as recently amended. Further, the company’s share of net debt to the company’s share of undepreciated book value as of September 30, 2023 proforma for all announced asset sales improved to 35% from 39%.

About Hudson Pacific Properties
Hudson Pacific Properties (NYSE: HPP) is a real estate investment trust serving dynamic tech and media tenants in global epicenters for these synergistic, converging and secular growth industries. Hudson Pacific’s unique and high-barrier tech and media focus leverages a full-service, end-to-end value creation platform forged through deep strategic relationships and niche expertise across identifying, acquiring, transforming and developing properties into world-class amenitized, collaborative and sustainable office and studio space. For more information visit HudsonPacificProperties.com.

About Macerich
Macerich is a fully integrated, self-managed and self-administered real estate investment trust (REIT). As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, Macerich’s portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. Developing and managing properties that serve as community cornerstones, Macerich currently owns 47 million square feet of real estate consisting primarily of interests in 44 regional town centers. Macerich is firmly dedicated to advancing environmental goals, social good and sound corporate governance. A recognized leader in sustainability, Macerich has achieved a #1 Global Real Estate Sustainability Benchmark (GRESB) ranking for the North

American retail sector for nine consecutive years (2015-2023). For more information, please visit www.Macerich.com.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at investing.macerich.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found through social media platforms such as LinkedIn. Reconciliations of non-GAAP financial measures, including NOI and FFO, to the most directly comparable GAAP measures are included in the earnings release and supplemental filed on Form 8-K with the SEC, which are posted on the Investor Relations website at investing.macerich.com.

Hudson Pacific Properties Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company's control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by the company from time to time with the SEC.

Hudson Pacific Properties	Macerich
Investor Contact: Laura Campbell (310) 622-1702 lcampbell@hudsonppi.com Media Contact: Laura Murray (310) 622-1781 lmurray@hudsonppi.com	Karen Maurer (602) 953-6471 Karen.maurer@macerich.com